EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday, August 16, 2006

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Quarterly Dividend

West Point, VA — The board of directors of C&F Financial Corporation (NASDAQ:CFFI), the one bank holding company for C&F Bank, has declared a regular cash dividend of 29 cents per share, which is payable October 1, 2006 to shareholders of record on September 15, 2006.

C&F Bank operates 16 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage and title services through 25 offices located throughout Virginia, Maryland, North Carolina, Delaware, New Jersey and Pennsylvania. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.